Exhibit 99.1

AVITA Medical Successfully Completes Australian Equity Raise

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Private placement of approximately 17.2 million new CHESS Depositary Interests (“New CDIs”) quoted on the Australian Securities Exchange (ASX)

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Issue price of A$1.32 per New CDI, raising approximately US$15 million (~A$23 million), with participation from new and existing Australian shareholders

VALENCIA, Calif., August 12, 2025 (being August 13, 2025 in Australia) (GLOBE NEWSWIRE) — AVITA Medical, Inc. (ASX: AVH, NASDAQ: RCEL), a leading therapeutic acute wound care company delivering transformative solutions, today announced the successful completion of a private placement (the “Placement”) to institutional and professional investors in Australia to raise an approximate gross amount of US$15 million (approximately A$23 million) by way of the issue of approximately 17.2 million New CDIs at an offer price of A$1.32 per New CDI ("Offer Price").

Proceeds from the Placement will be used for working capital requirements and will provide additional strategic flexibility to support continued growth of the Company’s therapeutic acute wound portfolio. This is expected to cover operations until free cash flow begins in 2026.

“The strong support we received in this Placement reflects growing confidence in our strategy and the transformative potential of our therapeutic acute wound care portfolio,” said Jim Corbett, Chief Executive Officer of AVITA Medical. “We welcome our new Australian shareholders and extend our sincere gratitude to our existing investors for their continued support.”

MST Financial Services Pty Limited acted as sole lead manager.

Placement Details

The Company will issue approximately 17.2 million New CDIs under the Placement at the Offer Price of A$1.32 per New CDI. The Offer Price represents a 11% discount to the last closing price of A$1.48 per CDI on the ASX on Tuesday August 12, 2025, in Australia.

The New CDIs are being issued by the Company in accordance with the Company’s available placement capacity pursuant to ASX Listing Rule 7.1.

The New CDIs are expected to be settled on August 19, 2025, and to be allotted and to commence trading on the ASX shortly thereafter on August 20, 2025. New CDIs issued under the Placement will rank equally with the Company’s existing CDIs on issue.

Indicative Timetable*

Event	Date
Launch of Offer	Tuesday, August 12, 2025
Announcement of completion of Placement	Wednesday, August 13, 2025
Settlement of New CDIs under the Placement	Tuesday, August 19, 2025
Allotment, quotation and trading of New CDIs under the Placement	Wednesday, August 20, 2025

*The above timetable reflects the Australian time zone and the dates may change. AVITA Medical reserves the right to amend these dates at its absolute discretion, subject to the Corporations Act (2001) (Cth), the ASX Listing Rules, and other applicable laws. The quotation of the New CDIs is subject to confirmation from the ASX.

About AVITA Medical, Inc.

AVITA Medical® is a leading therapeutic acute wound care company delivering transformative solutions. Our technologies are designed to optimize wound healing, effectively accelerating the time to patient recovery. At the forefront of our platform is the RECELL® System, approved by the FDA for the treatment of thermal burn and trauma wounds. RECELL harnesses the healing properties of a patient’s own skin to create Spray-On Skin™ Cells, offering an innovative solution for improved clinical outcomes at the point-of-care. In the U.S., AVITA Medical also holds the exclusive rights to manufacture, market, sell, and distribute PermeaDerm®, a biosynthetic wound matrix, and the exclusive rights to market, sell, and distribute Cohealyx™, an AVITA Medical-branded collagen-based dermal matrix.

In international markets, the RECELL System is approved to promote skin healing in a wide range of applications including thermal burn and trauma wounds. The RECELL System, excluding RECELL GO®, is TGA-registered in Australia, has received CE mark approval in Europe, and has PMDA approval in Japan.

To learn more, visit www.avitamedical.com.

Notice to U.S. persons: restriction on purchasing CDIs

AVITA Medical is incorporated in the State of Delaware and its CDIs have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or the laws of any state or other jurisdiction in the United States. Trading of AVITA Medical’s CDIs on the Australian Securities Exchange (the “ASX”) is not subject to the registration requirements of the Securities Act in reliance on Regulation S under the Securities Act, as supplemented by a related “no action” letter issued by the U.S. Securities and Exchange Commission (the “SEC”) to the ASX in 2000. As a result, the CDIs are “restricted securities” (as defined in Rule 144 under the Securities Act) and may not be sold or otherwise transferred except in transactions exempt from, or not subject to, the registration requirements of the Securities Act. To enforce the transfer restrictions, the CDIs will bear a FOR Financial Product designation on the ASX. This designation restricts CDIs from being purchased by U.S. persons. Finally, any hedging transaction with regard to the CDIs may only be conducted in compliance with the Securities Act.

Investor & Media Contact:

Ben Atkins

Phone +1-805 341 1571

investor@avitamedical.com

media@avitamedical.com

Authorized for release by the Board of Directors of AVITA Medical, Inc.